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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                    FORM S-8

                          REGISTRATION STATEMENT UNDER
                           THE SECURITIES ACT OF 1933


                            Corpas Investments, Inc.
                            ------------------------
             (Exact name of registrant as specified in its charter)

                         Florida                  59-2890565
                         -------                  ----------
                (State of Incorporation)    (I.R.S. Employer ID No.)

             1640 5th Street, Suite 218, Santa Monica, CA    90401
             -----------------------------------------------------
             (Address of Principal Executive Offices)     (Zip Code)


                                 Consulting Plan
                            (Full title of the Plan)

                            Eric P. Littman, Esquire
                          7695 SW 104 Street, Suite 210
                                 Miami, FL 33156
                     (Name and address of agent for service)

                                 (305) 663-3333
          (Telephone number, including area code, of agent for service)



                         Calculation of Registration Fee

    Title of          Amount to        Proposed      Proposed     Amount of
    Securities        be               Maximum       Aggregate    Registration
    to be             Registered       Offering      Offering     Fee
    Registered                         Price Per     Price
                                       Share(1)

    Common            1,032,500        $0.50         $516,250     $140.00
    Stock             Shares

(1) Estimated solely for purposes of calculating the filing fees and calculated pursuant to Rule 457(c) under the Securities Act of 1933, as amended (the "Securities Act") based upon the average of the bid and asked price as of November 30, 2000.


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                                     Part I

Information Required in the Section 10(a) Prospectus

Item 1. Plan Information

The Company is offering shares of its common stock to various individuals for consulting services performed on the Company's behalf. This issuance of shares is being made pursuant to two Consulting Agreements (collectively the "Plan") adopted by the Board of Directors on November 29, 2000 and October 9, 2000 respectively. The Board has equated this number of shares to the value of the consulting services provided or to be provided by these individuals. The shares issued hereunder will not be subject to any resale restrictions. The Plan is not qualified under ERISA. The following individuals will receive the number of shares listed next to their names:

    Name                       Number of Shares          Services Provided

    Michael O'Derrick             1,000,000              Business Consulting
    Richard H. Walker                32,500              Business Consulting

Item 2.  Registrant Information and Employee Plan Annual Information

         The participants shall be provided a written statement notifying them that upon written or oral request they will be provided, without charge, (i) the documents incorporated by reference in Item 3 of Part II of the registration statement, and (ii) other documents required to be delivered pursuant to Rule 428(b). The statement will inform the participants that these documents are incorporated by reference in the Section 10(a) prospectus, and shall include the address (giving title or department) and telephone number to which the request is to be directed.

                                     Part II

Information Required in the Registration Statement

Item 3. Incorporation of Documents by Reference.

        The following are hereby incorporated by reference:

        (a) The Registrant's Annual Report on Form 10-KSB for the Year ended December 31, 1999 as filed on May 12, 2000 bearing SEC file no. 000-30100.




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          (b)     All other reports filed pursuant to Section 13(a), or 15(d) of the Exchange Act under SEC file number 000-30100 since the end of the fiscal year covered by the registration documents referred to above.

          (c) The description of the Registrant's Common Stock filed as a part of the Registrant's Registration Statement on Form 10-SB under the Securities Exchange Act of 1934, as amended bearing SEC file no. 000-30100

Item 4. Description of Securities.

Not Applicable.

Item 5. Interest of Named Experts and Counsel.

        Not Applicable.

Item 6. Indemnification of Directors and Officers.

        The Company and its affiliates may not be liable to its shareholders for errors in judgment or other acts or omissions not amounting to intentional misconduct, fraud, or a knowing violation of the law, since provisions have been made in the Articles of Incorporation and By-laws limiting such liability. The Articles of Incorporation and By-laws also provide for indemnification of the officers and directors of the Company in most cases for any liability suffered by them or arising from their activities as officers and directors of the Company if they were not engaged in intentional misconduct, fraud, or a knowing violation of the law. Therefore, purchasers of these securities may have a more limited right of action than they would have except for this limitation in the Articles of Incorporation and By-laws.

         The officers and directors of the Company are accountable to the Company as fiduciaries, which means such officers and directors are required to exercise good faith and integrity in handling the Company's affairs. A shareholder may be able to institute legal action on behalf of himself and all other similarly situated shareholders to recover damages where the Company has failed or refused to observe the law.

         Shareholders may, subject to applicable rules of civil procedure, be able to bring a class action or derivative suit to enforce their rights, including rights under certain federal and state securities laws and regulations. Shareholders who have suffered losses in connection with the purchase or sale of their interest in the Company in connection with such sale or purchase, including the misapplication by any such officer or director of the proceeds from the sale of these securities, may be able to recover such losses from the Company.



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Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

5.1      Opinion of Eric P. Littman, P.A.
23.1     Consent of Meeks, Dorman & Company, P.A.

Item 9. Undertaking.

The registrant makes the following undertakings:

A.   (i)      To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

     (ii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

     (iii) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (iv) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

B. The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the



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foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is therefore, unenforceable. In the event that indemnification is permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of the expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding ) is asserted by such director, officer or controlling person in connection with the securities of such corporation it is the opinion of the SEC that any such indemnification is against public policy.







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                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the State of California, on November 30, 2000.

                                       CORPAS INVESTMENTS, INC.

                                       By: /s/ Molly A. Miles
                                           --------------------------
                                           Molly A. Miles, CEO

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.

      Signature                         Title                      Date

/s/ Ross A. Love                        Director                   11/30/00
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Ross A. Love

/s/ Gene Fein                           Director                   11/30/00
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Gene Fein

/s/ Edward Z.Estrin                     Director                   11/30/00
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Edward Z. Estrin

/s/ Marvin Scaff                        Director                   11/30/00
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Marvin Scaff

/s/ Lawrence Ribley                     Director                   11/30/00
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Lawrence Ribley




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